Tenable Appoints Cybersecurity Veteran Alex Tosheff to Board of Directors
COLUMBIA, Md. (September 28, 2022) — Tenable®, the Cyber Exposure Management company, today announced that it has appointed Alex Tosheff as an independent director to its board of directors, effective September 28, 2022.
Tosheff has more than 25 years of business and technical leadership experience, currently serving as chief security officer (CSO) and senior vice president at VMware, a leading provider of multi-cloud services. He has served as an executive advisory board member for Tenable, as well as other leading technology organizations, including Zoom, vArmour and GoSecure.
“Alex’s expertise is invaluable,” said Amit Yoran, chairman and chief executive officer, Tenable. “His background in modern and complex operating environments make him a natural fit for Tenable's Board of Directors. I am thrilled to have him join as we pursue our vision for helping organizations assess and manage their cyber exposure.”
“Tenable is revolutionizing the industry, dictating the modern, preventive approach to cybersecurity by equipping organizations with the contextualized data and analytics to predict, prioritize and minimize cyber risk,” said Tosheff, “I’m excited to work with Tenable on its vision and help organizations address some of the biggest risks to their business.”
Tosheff joined VMware as vice president and chief information security officer (CISO) in 2014. Prior to his tenure at VMware, he served as CISO at PayPal and BillMeLater (acquired by PayPal). He has previously held several other senior leadership positions, including venture partner for St. Paul Venture Capital and chief technology officer at Science Applications International Corporation (SAIC).
About Tenable
Tenable® is the Cyber Exposure Management company. Approximately 40,000 organizations around the globe rely on Tenable to understand and reduce cyber risk. As the creator of Nessus®, Tenable extended its expertise in vulnerabilities to deliver the world’s first platform to see and secure any digital asset on any computing platform. Tenable customers include approximately 60 percent of the Fortune 500, approximately 40 percent of the Global 2000, and large government agencies. Learn more at tenable.com.
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